EMPLOYMENT AGREEMENT - PATRICK T. PARKER

	AGREEMENT made as of November 11, 2004 by and between CENTALE, INC., a New York corporation with offices at 191 Main Street, East Aurora, NY 14052 (the "Corporation"), and PATRICK T. PARKER, residing at 6711 E. Cypresshead Drive, Parkland, FL 33067 ("Parker").

	WHEREAS, the Corporation wishes to employ Parker as Chairman and Chief Executive Officer, and to provide Parker with assurance of compensation and terms of employment which will competitively motivate Parker, and Parker desires to be so employed.

	NOW, THEREFORE, it is agreed:

	1. 	Title; Capacities.

	(a) 	The Corporation hereby employs Parker as Chairman and Chief
Executive Officer of the Corporation. In such capacity, Parker shall be responsible for supervising the implementation of the plans and policies adopted from time-to-time by the Corporation's Board of Directors. Parker shall be subject to the supervision of the Corporation's Board of Directors. Likewise, the Corporation shall keep Parker informed as to developments within the Corporation, and the Board of Directors and Parker shall confer on all major acquisitions and/or mergers.

	(b) 	Parker agrees that he will devote substantially all of his
business time, labor, skill, attention and best ability to the performance of his duties under this Agreement. To that end, Parker agrees to assist the Corporation in promptly establishing executive offices in the vicinity of Parker's residence in Parkland. Parker agrees to abide by such reasonable rules, regulations, personnel practices and policies of the Corporation, and any changes therein, which may be reasonably adopted from time to time by the Corporation and delivered in writing to Parker.

	(c)	Parker will serve on the Corporation's Board of Directors
immediately upon the Effective Date of the Agreement, without additional compensation. Parker shall also be entitled to recommend individuals to be considered by the Board for appointment as members of the Board.

	2.  	Compensation.

	(a)  	Salary.  The Corporation will pay Parker a salary at the
rate of Two Hundred Forty Thousand Dollars ($240,000) per annum. No salary shall accrue or be payable to Parker with respect to the first ninety days of service under this Agreement, except that Parker shall be paid salary at his stated rate for any calendar month in those first ninety days during which the Corporation realizes net income in excess of Fifty Thousand Dollars ($50,000). Salary shall accrue from and after the ninety-first day after the Effective Date, and shall be payable on the days when the salaries of other Corporation employees are paid, which shall be no less than once each month.

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	(b)  	Income-Based Bonus.  The Corporation will pay Parker a
bonus after each fiscal quarter during which the Corporation realizes net income (prior to deduction of any bonus paid to Parker) in excess of Three Hundred Thousand Dollars ($300,000). The bonus will equal Parker's salary for the quarter. The bonus will be payable when the Corporation files its quarterly report (or, as to the fourth fiscal quarter, its annual report) with the Securities and Exchange Commission for the quarter with respect to which the bonus is paid. The bonus will be payable notwithstanding the termination of this agreement with respect to any full or partial fiscal quarter preceding the effective date of termination.

        (c)     Revenue-Based Bonus. The Corporation will pay
Parker a bonus after each fiscal year during which the Corporation realizes gross revenue in excess of a "Threshold" specified below.
The bonus will equal "Applicable Percentage" of net pre-tax income associated with that Threshold. The bonus will be payable when the Corporation files its annual report with the Securities and Exchange Commission for the year with respect to which the bonus is paid. The bonus will be payable notwithstanding the termination of this agreement with respect to any full or partial fiscal year preceding the effective date of termination.

                                                       Applicable
                               Threshold               Percentage
                             -------------             ----------
                              $  7,000,000                  3%
                              $  8,000,000                  4%
                              $  9,000,000                  5%
                              $ 10,000,000                  6%
                              $ 25,000,000                  7.5%

	(d) 	Restricted Stock Grant.  Upon the Effective Date of this
Agreement, the Corporation will grant to Parker two million five hundred twenty thousand (2,520,000) shares of restricted stock on the terms set forth in the "Award Agreement - Restricted Stock" annexed as Appendix A. Parker will have all voting rights attendant to such shares, notwithstanding the restrictions set forth in the Award
Agreement.

	(e) 	Benefits.  The Corporation shall pay premiums for health
insurance coverage chosen by Parker, provided that the premium shall not exceed $700 per month. In addition, following any month in which the Corporation realizes net income exceeding Fifty Thousand Dollars ($50,000), the Corporation shall pay up to $500 for the premium for disability insurance chosen by Parker and shall pay up to $1900 for the premium for life insurance chosen by Parker.

	(f) 	Reimbursement of Business Expenses.  Parker shall be
entitled to reimbursement of all reasonable business expenses actually incurred by Parker in the discharge of Parker's duties hereunder, including expenses for entertainment, travel, employee training and similar items, upon submission of the related invoice or other sufficient documentation.
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	3.  	Term.

	(a) 	The "Effective Date" of this Agreement will be the date on
which the Corporation's Board of Directors formally approves the Agreement; provided, however, that if the Board does not approve the Agreement prior to November 30, 2004, the Agreement will terminate on that date.

	(b)	The "Term" of this Agreement and of Parker's employment
hereunder shall commence on the Effective Date and shall terminate on October 31, 2007, unless earlier terminated pursuant to Sec 3(c) hereunder.

	(c)  	Prior to October 31, 2007, Parker's employment
hereunder may be terminated as follows:

        (i)     by Parker, at will;

	by the Corporation for Cause. As used herein, the term "Cause" shall mean only the following: (A) conviction during the Term of a crime involving moral turpitude, (B) material, willful or gross misconduct by Parker in the performance of his duties hereunder, or (C) the failure by Parker to perform or observe any substantial lawful obligation of such employment that is not remedied within fifteen (15) days after the receipt of written notice thereof from the Board of Directors (provided such neglect or failure is unrelated to disability).

	(iii) 	by the Corporation, upon the death or disability of
Parker. "Disability" shall mean Parker's inability to perform Parker's normal employment functions due to any medically determinable physical or mental disability, which can last or has lasted three months or is expected to result in death.

	(d)  	Termination of Parker's employment, when permitted
hereunder, may be effectuated by delivery of written notice to Parker, stating the grounds for termination. Such notice shall be effective upon receipt.

	(e)	At any time during the Term of the Agreement, the Board of
Directors may remove Parker from his positions as Chairman and/or Chief Executive Officer, if it determines that such removal is in the best interests of the Corporation. Upon such removal, Parker may assume another role in the Corporation if Parker and the Corporation so agree, or he may have no further responsibilities to the Corporation. A removal from office pursuant to this Section 3(e) shall not be deemed to be a termination of this agreement, and Parker shall remain employed under the terms of this Agreement until the Agreement terminates pursuant to either Section 3(b) or Section 3(c).

	4.	Assignment of Assets.  In consideration of the undertakings
by the Corporation herein, Parker will on the Effective Date assign to the Corporation all of his right, title and interest in the Assets identified on Schedule A annexed hereto. To implement the assignment, Parker will execute such instruments of transfer and assignment as the Corporation shall reasonably request.


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	5.   	Covenant of Non-Competition.  In consideration of
the undertakings by the Corporation herein, Parker covenants for the benefit of the Corporation and the shareholders thereof as follows:

	(a) 	The "Restricted Period" for purposes of this Covenant shall
commence on the Effective Date of this Agreement and shall continue for a period ending on the date which is six months after the date on which Parker ceases to be employed by the Corporation. In the event, however, that this Agreement is terminated prior to April 17, 2005 for any reason other than pursuant to Section 3(c)(i) hereof, then the Restricted Period will end on the effective date of termination.

	(b) 	During the Restricted Period Parker shall not, directly or
indirectly, as an employee, consultant or principal, through equity ownership or otherwise, for himself or for any other person, engage in, or assist any other person to engage in, any Competitive Activities.
For purposes hereof, "Competitive Activities" shall mean the following:

        (i) 	Directly or indirectly soliciting, diverting, taking
away or attempting to solicit, divert, or take away any business opportunities which became available to the Corporation or any of its subsidiaries or affiliated entities during the Term of this Agreement;

        (ii) 	Engaging in business with any person or entity with
which the Corporation was engaged in business during the six months preceding Parker's business engagement;

        (iii)	Engaging in (A) the business of marketing desktop
software applications, (B) the business of compiling and/or marketing databases, or (C) the business of generating and/or marketing marketing leads; or

        (iv) 	Hiring, offering to hire, enticing away or in
any manner persuading or attempting to persuade any person affiliated (as employee or as independent contractor) with the Corporation or any affiliate or subsidiary of the Corporation to discontinue his relationship with such company, or to become employed by any other entity.

	6. Assignment. The Corporation and Parker acknowledge that the relationship established hereby is unique and personal and that neither the Corporation nor Parker may assign or delegate any of their respective rights and/or obligations hereunder without the prior written consent of the other party except as follows:

	In the event of a future disposition of (or including) the properties and business of the Corporation, substantially as an entirety, by merger, consolidation, sale of assets, or otherwise, then the Corporation shall be obligated to assign this Agreement and all of its rights and obligations hereunder to the acquiring or surviving


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corporation, and such acquiring or surviving corporation shall assume in writing all of the obligations of the Corporation hereunder; provided, however, that the Corporation (in the event and so long as it remains in business as an independent going enterprise) shall remain liable for the performance of its obligations hereunder in the event of an unjustified failure of the acquiring corporation to perform its obligations under this Agreement.

	7. Indemnification. The Corporation shall indemnify Parker to the fullest extent authorized by the Business Corporation Law of the State of New York against claims or liability arising from his service on behalf of the Corporation.

	8. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York applicable to contracts made and to be performed therein.

	IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

					CENTALE, INC.

                                        By: /s/ Juan Ferreira
                                        ------------------------
                                        Juan Ferreira, President


					/s/ Patrick T. Parker
                                        ------------------------
					PATRICK T. PARKER




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                                SCHEDULE A

                               CENTALE, INC.

                Employment Agreement - Patrick T. Parker

                              Assigned Assets

1.	A database of over 100,000 email addresses of active investors, collected on an opt-in basis.

2.	The following domain names:

        -       estreetmonthly.com
        -       estreetweekly.com
        -       forcommoditybrokers.com
        -       foroptionbrokers.com
        -       madisonandwall.com
        -       stocksandcommoditiesalert.com
        -       stocksandcommoditiesjournal.com
        -       thecommoditiestrader.com
        -       thecommoditybrokers.com
        -       theforeexmarket.com
        -       theoptionbrokers.com
        -       todayscommoditymarkets.com
        -       todaysfinancialmarkets.com
        -       todaysforexmarkets.com




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                               APPENDIX A

                              CENTALE, INC.

Date: November 11, 2004				Number of Shares: 2,520,000

Grantee: Patrick T. Parker

Restriction: The shares may not be transferred, pledged or hypothecated unless and until they "vest." If the Grantee's employment by Centale, Inc. (the "Corporation") is terminated, all unvested shares shall be cancelled by the Corporation.

Vesting Schedule:

The vesting schedule will be:

      1,260,000 of the shares will vest on the Effective Date of the Employment Agreement between the Corporation and the Grantee.

      1,260,000 of the shares will vest on the date on which the aggregate amount invested by individuals or entities in the Corporation in exchange for equity securities after the Effective Date equals or exceeds One Million Dollars ($1,000,000).


If a Change in Control occurs and the Grantee remains an employee of the Corporation on the effective date of the Change in Control, then all of the shares will vest on the effective date of the Change in Control.

A "Change in Control" shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than (A) a person who on October 18, 2004 was the beneficial owner of more than 25% of the Corporation's outstanding shares, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or (C) a corporation owned directly or indirectly by the shareholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation, is or becomes the "beneficial owner" (as defined in Rule
13d-3 under said Act), directly or indirectly, of securities of   the
Corporation representing fifty percent (50%) or more of the total voting power represented by the Corporation's then outstanding voting securities, or (ii) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation and any new Director whose election by the Board of Directors or nomination for election by the Corporation's shareholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (iii) the shareholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty-five percent (55%) of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all the Corporation's assets.

Note: The certificate for the shares will bear a legend referencing this Award Agreement. The legend may be removed as to any vested shares immediately upon vesting on behalf of the Grantee by the Corporation.

CENTALE, INC.


                                   By: /s/ Juan Ferreira
                                   ---------------------
                                   Name: Juan Ferreira
                                   Title: President